July 2013 MSELN-41-C Registration Statement No. 333-171806 Dated July 3, 2013 Filed Pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Dual Directional Trigger PLUS Based on the Performance of the
iShares® Dow Jones U.S. Real Estate Index Fund due August , 2016
Trigger Performance Leveraged Upside SecuritiesSM
The Dual Directional Trigger PLUS are senior unsecured obligations of Royal Bank of Canada, do not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document.  At maturity, if the price of the underlying shares has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the underlying shares.  If the price of the underlying shares has decreased by no more than 25%, investors will receive the stated principal amount plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 25%. However, if the price of the underlying shares has decreased by more than 25%, investors will lose 1% of the stated principal amount for every 1% decline in the final share price from the initial share price.  The Trigger PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income in exchange for the leveraged return feature, which applies to any positive performance of the underlying shares, and the unleveraged absolute return feature, which applies to a limited range of negative performance of the underlying shares.  Investors may lose their entire initial investment in the Trigger PLUS.  The Trigger PLUS are senior notes issued as part of Royal Bank of Canada’s Global Medium-Term Notes, Series E program.  All payments on the Trigger PLUS are subject to the credit risk of Royal Bank of Canada.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underlying shares:	Shares of the iShares® Dow Jones U.S. Real Estate Index Fund (the “Fund”)
Aggregate principal amount:	$
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	July , 2013 (expected to be July 31, 2013)
Original issue date:	August , 2013 (three business days after the pricing date)
Maturity date:	August , 2016
Payment at maturity:	If the final share price is greater than the initial share price:
$10 + leveraged upside payment

If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger price:
$10 + ($10 x absolute share return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying shares.  In no event will this amount exceed the stated principal amount plus $2.50.

If the final share price is less than the trigger price:
$10 × share performance factor
This amount will be less than $7.50. You will lose at least 25% of the principal amount if the final share price is less than the trigger price.
Leveraged upside payment:	$10 × leverage factor × share percent change
Leverage factor:	150%
Share percent change:	(final share price – initial share price) / initial share price
Absolute share return:	The absolute value of the share percent change. For example, a –5% share percent change will result in a +5% absolute share return.
Share performance factor:	final share price / initial share price
Trigger price:	75% of the initial share price
Initial share price:	, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on that date
Valuation date:	July , 2016, subject to adjustment for non-trading days and certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares, see “Additional Terms of the Trigger PLUS - Adjustment factor” on page 13 of this document.
CUSIP:	78008Y780
ISIN:	US78008Y7803
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”). See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to issuer
Per Trigger PLUS	$10.00	$0.30	$9.70
Total	$	$	$
(1)
The actual price to public and fees and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Trigger PLUS purchased by that investor.  The lowest price payable by an investor is $9.90 per security.  Please see “Syndicate Information” on page 24 of this document for further details about the applicable price to public and fees and commissions.

(2)
RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of up to $0.30 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC (“MSSB”) as a fixed sales commission of up to $0.30 for each Trigger PLUS that MSSB sells.  See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”

Investment in the Trigger PLUS involve certain risks. See “Risk Factors” beginning on page 7 of this document, and “Risk Factors” in the accompanying prospectus supplement and prospectus.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Please also see “Additional Information about the Trigger PLUS” in this document.

Prospectus Supplement dated January 28, 2011 Prospectus dated January 28, 2011
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the Trigger PLUS or passed upon the adequacy or accuracy of this document.  Any representation to the contrary is a criminal offense. The Trigger PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

Investment Summary

Trigger Performance Leveraged Upside Securities

The Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for any positive performance of the underlying shares.

▪	To obtain an unleveraged positive return for a limited range of negative performance of the underlying shares.

▪	To potentially outperform the underlying shares in a bullish or moderately bearish scenario.

The Trigger PLUS are exposed on a 1:1 basis to the full negative performance of the underlying shares if the final share price is less than the trigger price.

Maturity:	Approximately three years
Leverage factor:	150%
Trigger price:	75% of the initial share price
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Coupon:	None

July 2013

Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

The Trigger PLUS offer leveraged exposure to any positive performance of the underlying shares and an unleveraged positive return based on the absolute value of a limited range of negative percentage changes of the underlying shares.  At maturity, if the price of the underlying shares has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the underlying shares.  If the price of the underlying shares has decreased by no more than 25%, investors will receive the stated principal amount plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 25%. However, if the price of the underlying shares has decreased by more than 25%, investors will lose 1% of the principal amount for every 1% decline in the final share price from the initial share price.  Investors may lose their entire initial investment in the Trigger PLUS.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying shares.
Absolute Return Feature	The Trigger PLUS enable investors to obtain an unleveraged positive return if the final share price is less than or equal to the initial share price but is greater than or equal to the trigger price.
Upside Scenario if the Underlying Shares Appreciate	The final share price is greater than the initial share price and, at maturity, the Trigger PLUS redeem for the stated principal amount of $10 plus 150% of the share percent change.
Absolute Return Scenario
The final share price is less than or equal to the initial share price but is greater than or equal to the trigger price which is 75% of the initial share price.  In this case, you receive a 1% positive return on the Trigger PLUS for each 1% decline in the price of the underlying shares.  For example, if the final share price is 10% less than the initial share price, the Trigger PLUS will provide a total positive return of 10% at maturity. The maximum return you may receive in this scenario is a positive 25% return at maturity.

Downside Scenario
The final share price is less than the trigger price and, at maturity, the Trigger PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease in the price of the underlying shares from the initial share price. This amount will be less than $7.50 per Trigger PLUS. For example, if the final share price is 70% less than the initial share price, the Trigger PLUS will be redeemed at maturity for a loss of 70% of principal at $3 per Trigger PLUS, or 30% of the stated principal amount.  There is no minimum payment at maturity on the Trigger PLUS.

July 2013

Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

Additional Information

You should read this document together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these Trigger PLUS are a part. This document, together with these documents, contains the terms of the Trigger PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.

You should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement.  We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you.  We and Morgan Stanley Smith Barney LLC are offering to sell the Trigger PLUS and seeking offers to buy the Trigger PLUS only in jurisdictions where it is lawful to do so.  The information contained in this document and the accompanying prospectus supplement and prospectus is current only as of their respective dates.

If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the accompanying prospectus supplement, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

•	Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.

Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

July 2013

Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

How the Trigger PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Trigger PLUS for a range of hypothetical percentage changes in the price of the underlying shares. The graph is based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	150%
Trigger price:	75% of the initial share price
Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram

How it works

▪
Upside Scenario if the Underlying Shares Appreciate.  If the final share price is greater than the initial share price, then investors would receive the $10 stated principal amount plus a return reflecting 150% of the appreciation of the underlying shares over the term of the Trigger PLUS.

▪	If the price of the underlying shares appreciates by 3%, the investor would receive a 4.50% return, or $10.45 per Trigger PLUS.

July 2013

Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

▪
Absolute Return Scenario. If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger price of 75% of the initial share price, the investor would receive a 1% positive return on the Trigger PLUS for each 1% decline in the underlying shares.

▪	If the price of the underlying shares depreciates by 10%, the investor would receive a 10% return, or $11.00 per Trigger PLUS.

▪	The maximum return you may receive in this scenario is a positive 25% return at maturity.

▪
Downside Scenario.  If the final share price is less than the trigger price, the investor would receive an amount less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying shares. This amount will be less than $7.50 per Trigger PLUS.  There is no minimum payment at maturity on the Trigger PLUS.

▪
If the price of the underlying shares depreciates by 30%, the investor would lose 30% of the investor’s principal and receive only $7.00 per Trigger PLUS at maturity, or 70% of the stated principal amount.

July 2013

Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

Risk Factors

An investment in the Trigger PLUS is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Investors in the Trigger PLUS are also exposed to further risks related to the issuer of the Trigger PLUS, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for the year ended October 31, 2012, filed with the SEC and incorporated by reference herein. See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the Trigger PLUS. You should carefully consider whether the Trigger PLUS are suited to your particular circumstances.

▪
Trigger PLUS do not pay interest or guarantee return of any principal.  The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity.  If the final share price is less than the trigger price (which is 75% of the initial share price), the absolute return feature will no longer be available and the payout at maturity will be an amount in cash that is at least 25% less than the $10 stated principal amount of each Trigger PLUS.  In this case, you will lose a portion of your principal amount equal to the percentage decrease in the price of the underlying shares from the initial share price to the final share price. There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪
The market price of the Trigger PLUS will be influenced by many unpredictable factors.  Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which RBCCM may be willing to purchase or sell the Trigger PLUS in the secondary market, including:

▪	the trading price and volatility (frequency and magnitude of changes in value) of the underlying shares;

▪	dividend yields on the underlying shares and on the securities composing the Dow Jones U.S. Real Estate IndexSM (the “underlying index”);

▪	market interest rates;

▪	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;

▪	time remaining to maturity; and

▪
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares, the U.S. equities market generally and which may affect the price of the underlying shares.

The price of the underlying shares may be volatile, and you should not take the historical prices of the underlying shares as an indication of future performance.  See “iShares® Dow Jones U.S. Real Estate Index Fund Overview” on page 11.  You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

▪
The Trigger PLUS are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.  You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to the credit risk of Royal Bank of Canada.  If Royal Bank of Canada defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness.  Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the Trigger PLUS.

July 2013

Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

▪
The amount payable on the Trigger PLUS is not linked to the price of the underlying shares at any time other than the valuation date.  The final share price will be based on the closing price of the underlying shares on the valuation date, subject to adjustment for non-business days and certain market disruption events.  Even if the price of the underlying shares appreciates, or decreases by no more than 25%, prior to the valuation date but then decreases on the valuation date to a level that is less than the trigger price, the payment at maturity will be significantly less than it would have been had the payment at maturity been linked to the price of the underlying shares prior to that decrease.  Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final share price, the payment at maturity will be based solely on the closing price of the underlying shares on the valuation date.

▪
The securities composing the underlying index are concentrated in one sector.  All of the securities included in the underlying index are issued by companies in the real estate industry. As a result, the securities that will determine the performance of the underlying shares and the value of the Trigger PLUS are concentrated in one sector. Although an investment in the Trigger PLUS will not give holders any ownership or other direct interests in the securities composing the underlying index, the return on an investment in the Trigger PLUS will be subject to certain risks associated with a direct equity investment in companies in the market sector. Accordingly, by investing in the Trigger PLUS, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

▪
There are risks associated with the real estate industry.  All of the securities composing the underlying index are issued by companies involved directly or indirectly in the real estate industry. The value of real estate and, consequently, companies involved in the real estate industry may be affected by many complex factors that interrelate with each other in complex and unpredictable ways. Such factors may include, but are not limited to, general economic and political conditions, liquidity in the real estate market, rising or falling interest rates, governmental actions and the ability of borrowers to obtain financing for real estate development or to repay their loans. Any negative developments in any such factor may negatively affect the value of companies included in the underlying index and, consequently, may adversely affect the price of the underlying shares and the value of the Trigger PLUS.

▪
Adjustments to the underlying shares or to the underlying index could adversely affect the value of the Trigger PLUS.  As the investment adviser to the Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index.  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the securities held by the Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Trigger PLUS.  S&P Dow Jones Indices LLC (the “Index Sponsor”) is responsible for calculating and maintaining the underlying index.  The Index Sponsor may add, delete or substitute the securities constituting the underlying index or make other methodological changes that could change the level of the underlying index.  The Index Sponsor may discontinue or suspend calculation or publication of the underlying index at any time.

▪
Investing in the Trigger PLUS is not equivalent to investing in the underlying shares.  Investing in the Trigger PLUS is not equivalent to investing in the Fund or its component securities.  Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the securities that constitute the Fund.

▪
The inclusion of commissions and projected profit from hedging in the price to public is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which RBCCM is willing to purchase the Trigger PLUS at any time in secondary market transactions will likely be significantly lower than the principal amount, since secondary market prices are likely to exclude commissions paid with respect to the Trigger PLUS and the cost of hedging our obligations under the Trigger PLUS that are included in the price to public.  The cost of hedging includes the projected profit that our respective subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our respective subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Trigger PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by RBCCM, as a result of dealer discounts, mark-ups or other transaction costs.

July 2013

Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

▪
The underlying shares and the underlying index are different.  The performance of the underlying shares may not exactly replicate the performance of the underlying index because the underlying shares will reflect transaction costs and fees that are not included in the calculation of the underlying index.  It is also possible that the underlying shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the underlying shares and the underlying index or due to other circumstances.  The Fund generally invests at least 90% of its assets in securities of the underlying index and in depositary receipts representing securities of the underlying index. The Fund may invest the remainder of its assets in securities not included in the underlying index but which the Investment Adviser believes will help it track the underlying index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by the Investment Adviser.

▪
The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Trigger PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Trigger PLUS.  RBCCM may, but is not obligated to, make a market in the Trigger PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which RBCCM is willing to transact.  If, at any time, RBCCM were not to make a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS.  Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪
Historical prices of the underlying shares should not be taken as an indication of their future prices during the term of the Trigger PLUS. The trading prices of the equity securities comprising the Fund will determine the price of the underlying shares at any given time. As a result, it is impossible to predict whether the price of the underlying shares will rise or fall. Trading prices of the equity securities comprising the Fund will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those securities.

▪
Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the Trigger PLUS.  One or more of our subsidiaries expect to carry out hedging activities related to the Trigger PLUS (and possibly to other instruments linked to the Fund or its component securities), including trading in those securities as well as in other instruments related to the Fund.  Some of our subsidiaries also trade those securities and other financial instruments related to the Fund on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could increase the price at which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
Potential conflicts of interest could arise.  We and our affiliates may engage in trading activities related to the underlying shares or the securities held by the Fund that are not for the account of holders of the Trigger PLUS or on their behalf.  These trading activities may present a conflict between the holders’ interest in the Trigger PLUS and the interests we and our affiliates will have in the proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management.  These trading activities could be adverse to the interests of the holders of the Trigger PLUS.

July 2013

Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

We and our affiliates may presently or from time to time engage in business with one or more of the issuers of the securities held by the Fund.  This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services.  In the course of business, we and our affiliates may acquire non-public information relating to these companies and, in addition, one or more of our affiliates may publish research reports about these companies. Neither we nor the agent have made any independent investigation regarding any matters whatsoever relating to the issuers of the securities held by the Fund.  Any prospective purchaser of the Trigger PLUS should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the Trigger PLUS.  The offering of the Trigger PLUS does not reflect any investment or sell recommendations as to the underlying shares or the securities that the Fund holds by us or our affiliates.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS.  Our wholly owned subsidiary, RBCCM, will serve as the calculation agent.  As calculation agent, RBCCM will determine the initial share price and final share price, the share performance factor or the share percent change, as applicable, and calculate the amount of cash, if any, you will receive at maturity.  Any of these determinations made by RBCCM, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor fund or the calculation of the final share price in the event of a market disruption event or discontinuance of the underlying shares, may adversely affect the payout to you at maturity.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  RBCCM, as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Trigger PLUS may be materially and adversely affected.

▪
Significant aspects of the tax treatment of the Trigger PLUS are uncertain.  The tax treatment of the Trigger PLUS is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from the Canada Revenue Agency regarding the tax treatment of the Trigger PLUS, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.

The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Trigger PLUS even though that holder will not receive any payments with respect to the Trigger PLUS until maturity and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the Trigger PLUS could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

July 2013

Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

iShares® Dow Jones U.S. Real Estate Index Fund Overview

The iShares® Dow Jones U.S. Real Estate Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index.  The Fund is managed by iShares®, Inc. (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the Fund.  The underlying index is a float-adjusted market capitalization-weighted real-time index that provides a broad measure of the performance of the real estate sector of the U.S. securities market. Component companies consist of Real Estate Investment Trusts (“REITs”), and other companies that invest directly or indirectly in real estate through development, management, or ownership, including property agencies.  For additional information, please see “Information about the Underlying Shares” in this free writing prospectus.

Information as of market close on June 28, 2013:

Bloomberg Ticker Symbol:	IYR
Current Price:	$66.39
52 Weeks Ago:	$62.52
52 Week High (on 5/21/2013):	$75.54
52 Week Low (on 11/15/2012):	$61.19

The following graph sets forth the daily closing prices of the underlying shares for the period from January 1, 2008 through June 28, 2013.  The related table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying shares for each quarter in the same period. The closing price of the underlying shares on June 28, 2013 was $66.39.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The underlying shares have experienced periods of high volatility, and you should not take the historical prices of the underlying shares as an indication of future performance.

Underlying Shares Historical Performance Daily Closing Prices January 1, 2008 to June 28, 2013

July 2013

Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

High, Low and Period-End Closing Prices of the Underlying Shares

iShares® Dow Jones U.S. Real Estate Index Fund	High	Low	Period End
2008
First Quarter	$68.22	$59.02	$65.10
Second Quarter	$71.65	$60.95	$60.95
Third Quarter	$67.20	$56.34	$61.95
Fourth Quarter	$61.17	$25.40	$37.23
2009
First Quarter	$37.26	$22.21	$25.46
Second Quarter	$35.55	$25.30	$32.34
Third Quarter	$45.04	$29.88	$42.66
Fourth Quarter	$47.44	$39.63	$45.92
2010
First Quarter	$50.83	$42.45	$49.78
Second Quarter	$54.66	$46.95	$47.21
Third Quarter	$55.21	$45.32	$52.88
Fourth Quarter	$57.62	$52.71	$55.96
2011
First Quarter	$60.58	$55.59	$59.40
Second Quarter	$62.80	$58.17	$60.30
Third Quarter	$62.92	$49.14	$50.57
Fourth Quarter	$58.00	$48.19	$56.79
2012
First Quarter	$62.57	$56.52	$62.29
Second Quarter	$64.47	$59.25	$63.97
Third Quarter	$67.80	$64.07	$64.39
Fourth Quarter	$65.42	$61.15	$64.72
2013
First Quarter	$69.48	$65.66	$69.48
Second Quarter (through June 28, 2013)	$75.54	$63.55	$66.39

July 2013

Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

Additional Terms of the Trigger PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Adjustment factor:
1.0, subject to adjustment.  If the underlying shares are subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one underlying share.  No such adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Closing price of the underlying shares:
The closing price for one share of the underlying shares (or one unit of any other security for which a closing price must be determined) on any trading day means:

•      if the underlying shares (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal U.S. securities exchange registered under the Exchange Act on which the underlying shares (or any such other security) are listed or admitted to trading, or

•      if the underlying shares (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the underlying shares (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the underlying shares (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for the underlying shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the firm bid prices for the underlying shares (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of the Issuer or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

Postponement of the valuation date:
If the valuation date occurs on a day that is not a trading day or on a day on which the calculation agent has determined that a market disruption event (as defined below) has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five trading days. If the valuation date is postponed by five trading days, and a market disruption event occurs or is continuing on that fifth trading day, then the closing price of the underlying shares will nevertheless be determined as set forth above under “—Closing price of the underlying shares.” If the valuation date is postponed, then the maturity date will be postponed by an equal number of business days. No interest shall accrue or be payable as a result of such postponement.

July 2013

Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

Market Disruption Events:
A market disruption event, as determined by the calculation agent in its sole discretion, means the occurrence or existence of any of the following events:

•      a suspension, absence or material limitation of trading in the underlying shares on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•      a suspension, absence or material limitation of trading in option or futures contracts relating to the underlying shares, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•      the underlying shares do not trade on the NYSE Arca, the NASDAQ Global Market or what was the primary market for the underlying shares, as determined by the calculation agent in its sole discretion; or

•      any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates or hedge counterparties to unwind all or a material portion of a hedge with respect to the Trigger PLUS that such party or its respective hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging.”

The following events will not be market disruption events:

•      a limitation on the hours or number of days of trading in the underlying shares on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

•      a decision to permanently discontinue trading in the option or futures contracts relating to the underlying shares.

For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to the underlying shares, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to the underlying shares, if available, in the primary market for those contracts, by reason of any of:

•      a price change exceeding limits set by that market;

•      an imbalance of orders relating to those contracts; or

•      a disparity in bid and asked quotes relating to those contacts;

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the underlying shares in the primary market for those contracts.

Discontinuation of the underlying shares:
“iShares®” and “BlackRock®” are registered trademarks of BlackRock®, Inc. (collectively with its affiliates, “BlackRock®”). If BlackRock® discontinues operation of the Fund and BlackRock® or another entity establishes or designates a successor or substitute fund that the calculation agent determines, in its sole discretion, to be comparable to the underlying shares (the successor fund), then the calculation agent will substitute the successor fund for the underlying shares and determine the closing price of the underlying shares on the valuation date as described above under “—Closing price of the underlying shares.”

July 2013

Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

If BlackRock® discontinues operation of the Fund and:

•      the calculation agent does not select a successor fund, or

•      the successor fund is no longer traded or listed on any of the relevant trading days,

the calculation agent will compute a substitute price for the underlying shares in accordance with the procedures last used to calculate the price of the underlying shares before any discontinuation but using only those securities that were held by the applicable fund prior to such discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for the underlying shares as described below, the successor fund or price will be used as a substitute for the underlying shares for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if BlackRock® elects to re-establish the underlying shares, unless the calculation agent in its sole discretion decides to use the re-established underlying shares.

If BlackRock® discontinues operation of the Fund before the valuation date and the calculation agent determines that no successor fund is available at that time, then on each trading day until the earlier to occur of:

•      the determination of the final share price, or

•      a determination by the calculation agent that a successor fund is available,

the calculation agent will determine the price that would be used in computing the closing price of the underlying shares as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal, another newspaper of general circulation or a website or webpage available to holders of the Trigger PLUS, and arrange for information with respect to these prices to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuation of the operation of the Fund would be expected to adversely affect the value of, liquidity of and trading in the Trigger PLUS.

Business day:
A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading day:
A trading day means any day on which the exchange and each related exchange are scheduled to be open for their respective regular trading sessions.
The exchange means the primary organized exchange or quotation system for trading the underlying shares, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in such shares has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to such shares on such temporary substitute exchange or quotation system as on the original exchange).

July 2013

Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

A related exchange means each exchange or quotation system on which futures or options contracts relating to the underlying shares are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to such underlying shares has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to such underlying shares on such temporary substitute exchange or quotation system as on the original related exchange).

Overdue payments:
In the event we fail to make a payment on the maturity date, any overdue payment in respect of such payment on the Trigger PLUS will bear interest until the date upon which all sums due are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first business day following such failure to pay.  Such rate shall be determined by the calculation agent.  If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of default and acceleration:
If the maturity of the Trigger PLUS is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be calculated as if the date of declaration of acceleration were the valuation date.

Minimum ticketing size:	$1,000 / 100 Trigger PLUS
Additional Amounts
We will pay any amounts to be paid by us on the Trigger PLUS without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Trigger PLUS, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a security, which we refer to as an “Excluded Holder”, in respect of a beneficial owner:

(i)          with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)         which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Trigger PLUS, the holding of Trigger PLUS or the receipt of payments thereunder;

(iii)        which is, or which does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);

July 2013

Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

(iv)        which presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:

a.    the due date for payment thereof, or

b.    if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Trigger PLUS in accordance with the Indenture; or

(v)         who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Trigger PLUS at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of the Trigger PLUS (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Trigger PLUS, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences.”

Form of the Trigger PLUS:	Book-entry
Trustee:	The Bank of New York Mellon
Calculation agent:
RBCCM.  The calculation agent will make all determinations regarding the Trigger PLUS.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

July 2013

Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

Information about the iShares® Dow Jones U.S. Real Estate Index Fund

We have derived the following information from publicly available documents published by iShares®, a registered investment company. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Fund, and the Fund will have no obligations with respect to the Trigger PLUS.

iShares® consists of numerous separate investment portfolios (the “iShares® Funds”), including the Fund. The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. The Fund typically earns income dividends from securities included in the underlying index. These amounts, net of expenses and taxes (if applicable), are passed along to the Fund’s shareholders as “ordinary income.” In addition, the Fund realizes capital gains or losses whenever it sells securities. However, because the Trigger PLUS are linked only to the share price of the underlying shares, you will not be entitled to receive income, dividend, or capital gain distributions from the Fund or any equivalent payments.

Information provided to or filed with the SEC by iShares® under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s Website by reference to SEC file numbers 333-92935 and 811-09729, respectively.  We have not independently verified the accuracy or completeness of the information or reports prepared by iShares®.

The selection of the Fund is not a recommendation to buy or sell the shares of the Fund. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Fund.

The shares of the Fund trade on the NYSE Arca under the symbol “IYR”.

“iShares®” and BlackRock® are registered trademarks of BlackRock®, Inc. and its affiliates (“BlackRock®”). BlackRock® has licensed certain trademarks and trade names of BlackRock® for our use. The Trigger PLUS are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of the Trigger PLUS or any member of the public regarding the advisability of investing in the Trigger PLUS. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about the iShares® Funds.

The Underlying Index

We have derived all information contained in this free writing prospectus regarding the underlying index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, including Bloomberg Financial Markets.  The information reflects the policies of, and is subject to change by the Index Sponsor. The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the underlying index.

The underlying index is a float-adjusted market capitalization-weighted real-time index that provides a broad measure of the performance of the real estate sector of the U.S. securities market. Component companies consist of REITs, and other companies that invest directly or indirectly in real estate through development, management, or ownership, including property agencies. Because the index is comprised primarily of REITs, the prices of the component stocks reflect changes in lease rates, vacancies, property development and other transactions. The underlying index was first calculated on February 14, 2000. The underlying index is a price return index, which means that dividend payments by component companies are not taken into account when calculating the level of the index. The level of the index was set to 100 on the base date of December 31, 1991.

The underlying index is a subset of the Dow Jones U.S. IndexSM, a broad-based measure of the U.S. stock market, which aims to measure the performance of 95% of U.S. stocks by float-adjusted market capitalization.  The index universe is defined as all stocks traded on the major U.S. stock exchanges, minus any non-common issues and illiquid stocks. The Dow Jones U.S. IndexSM is part of the Dow Jones Global Indexes, which is a benchmark family of indices that currently follows stocks from 42 countries.  It is a market capitalization-weighted index, adjusted for free-float shares and calculated on a price and total return basis.

July 2013

Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

Index Composition and Maintenance

Defining the Investable Universe: The underlying index component candidates must trade on a major U.S. stock exchange and must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued shares,” are considered on a case-by-case basis when necessary to maintain continuity in a company’s index membership. REITs, listed property trusts (LPTs), and similar real-property-owning pass-through structures taxed as REITs by their domiciles are also eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten non-trading days during the past quarter are excluded.

Stock Selection: The index universe is sorted by float-adjusted market capitalization and the stocks in the top 95% are selected as components of the index, excluding stocks that fall within the bottom 1% of the universe according to their free-float market capitalization and within the bottom .01% of the universe according to their turnover. To be included in the index, the issuer of each component security must be classified in the Real Estate supersector, as defined by the proprietary classification system used by Dow Jones Indexes.

Review Process: The index is reviewed by Dow Jones Trademark Holdings LLC (“Dow Jones”) on a quarterly basis. Shares outstanding totals for component stocks are updated during each quarterly review. If the number of outstanding shares for an index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of such event. If a change in float-adjusted shares reflects a combination of a share increase (or decrease) and block ownership decrease (or increase), such as a secondary offering (or block purchase), the new total of outstanding shares will be used to calculate the new share blocks. If a block ownership change is part of a float change involving a change in total shares outstanding of less than 10%, the block must increase (or decrease) by at least five percentage points to trigger the adjustment. If the impact of corporate actions during the period between quarterly share updates changes the number of a company’s float-adjusted shares outstanding by 10% or more, the company’s shares and float factor will be updated as soon as prudently possible. In the event that a component no longer meets the eligibility requirements, it will be removed from the index.

Whenever possible, Dow Jones will announce any such change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits, and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September, and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the index are implemented after the official closing levels have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from a periodic review will be announced on the second Friday of the third month of each quarter.

In addition to the scheduled quarterly reviews, the index is reviewed on an ongoing basis. Changes in the underlying index’s composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers, or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the underlying index components will be announced at least two business days prior to their implementation date.

July 2013

Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

Supplemental Discussion of Canadian Federal Income Tax Consequences

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

In the opinion of Norton Rose Fulbright Canada LLP, our Canadian tax counsel, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on a Trigger PLUS that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder will not be subject to Canadian non-resident withholding tax, except in the circumstances described under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.  If the Fund could be viewed as a proxy for the profit of Royal Bank of Canada, any interest paid or credited or deemed to be paid or credited on a Trigger PLUS may be subject to Canadian non-resident withholding tax.

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the Trigger PLUS. It does not purport to be a complete analysis of all tax considerations relating to the Trigger PLUS. Prospective purchasers of the Trigger PLUS should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the Trigger PLUS and receiving payments under the Trigger PLUS. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” and “Foreign Account Tax Compliance Act” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE TRIGGER PLUS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE TRIGGER PLUS ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE TRIGGER PLUS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the Fund or any of the entities whose stock is included in the Fund would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”), or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.  If the Fund or any of the entities whose stock is included in the Fund were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively.  You should refer to any available information filed with the SEC and other authorities by the Fund or the entities whose stock is included in the Fund and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a Trigger PLUS as a pre-paid cash-settled derivative contract in respect of the Fund for U.S. federal income tax purposes, and the terms of the Trigger PLUS require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Trigger PLUS for all tax purposes in accordance with such characterization.  If the Trigger PLUS are so treated, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Code, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the Trigger PLUS in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Trigger PLUS.  In general, a U.S. holder’s tax basis in the Trigger PLUS will be equal to the price the holder paid for the Trigger PLUS.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

July 2013

Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

While the matter is not entirely clear, there exists a substantial risk that an investment in the Trigger PLUS is a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the Trigger PLUS will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the Trigger PLUS.

Alternative Treatments.  Alternative tax treatments of the Trigger PLUS are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the Trigger PLUS, and the Internal Revenue Service might assert that a Trigger PLUS should be treated, as a single debt instrument.  Since the Trigger PLUS have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the Trigger PLUS are so treated, a holder would generally be required to accrue interest income over the term of the Trigger PLUS based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to the Trigger PLUS.   In addition, any gain a holder might recognize upon the sale, exchange or maturity of the Trigger PLUS would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the Trigger PLUS, and thereafter, would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of the Trigger PLUS, it is also possible that the Internal Revenue Service could seek to characterize the Trigger PLUS in a manner that results in tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the Trigger PLUS should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Trigger PLUS.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the Trigger PLUS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Trigger PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the constructive ownership rules of Section 1260 of the Code (as discussed above) might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the Trigger PLUS for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Trigger PLUS.

July 2013

Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the Trigger PLUS. A non-U.S. holder is a beneficial owner of a Trigger PLUS that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Trigger PLUS, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the Trigger PLUS.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a U.S. trade or business, subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Trigger PLUS, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the Trigger PLUS on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-U.S. holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Trigger PLUS in order to minimize or avoid U.S. withholding taxes.

As discussed above, alternative characterizations of the Trigger PLUS for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Trigger PLUS to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the Trigger PLUS should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) will impose a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA.  In addition, the Trigger PLUS may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA.  FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.  Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

These withholding and reporting requirements will generally apply to U.S. source periodic payments made after December 31, 2013 and to payments of gross proceeds from a sale or redemption made after December 31, 2016. If we determine withholding is appropriate with respect to the Trigger PLUS, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding.  However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of January 1, 2014.  Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Trigger PLUS.

July 2013

Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the Trigger PLUS.

The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions.  Therefore, a plan fiduciary considering purchasing the Trigger PLUS should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”

Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if securities are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which Royal Bank of Canada or any of its affiliates is a “party in interest” or a “disqualified person,” unless those securities are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the Trigger PLUS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the Trigger PLUS, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the Trigger PLUS will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the Trigger PLUS, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the Trigger PLUS, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the Trigger PLUS and the transactions contemplated with respect to the Trigger PLUS.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the Trigger PLUS, you should consult your legal counsel.

July 2013

Dual Directional Trigger PLUS Based on the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund due August    , 2016
Trigger Performance Leveraged Upside SecuritiesSM

Use of Proceeds and Hedging

The net proceeds from the sale of the Trigger PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the Trigger PLUS. The initial public offering price of the Trigger PLUS includes the underwriting discount and commission and the estimated cost of hedging our obligations under the Trigger PLUS.

Supplemental Information Regarding Plan of Distribution;
Conflicts of Interest

Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the Trigger PLUS from Royal Bank of Canada for distribution to Morgan Stanley Smith Barney LLC.  RBCCM will act as agent for the Trigger PLUS and will receive a fee of $0.30 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.30 for each of the Trigger PLUS they sell.

Syndicate Information
Issue price of the Trigger PLUS	Commissions	Principal amount of the Trigger PLUS
$10.000	$0.300	<$1MM
$9.950	$0.250	≥ $1MM and <$3MM
$9.925	$0.225	≥$3MM and <$5MM
$9.900	$0.200	≥$5MM

Morgan Stanley Smith Barney LLC may reclaim selling concessions allowed to individual brokers within Morgan Stanley Smith Barney LLC in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the Trigger PLUS distributed by such brokers.

We expect that delivery of the Trigger PLUS will be made against payment for the Trigger PLUS on or about August   , 2013, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”).

In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the Trigger PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

July 2013